Exhibit 99.1

Teleflex ®	NEWS
155 South Limerick Road, Limerick, PA 19468 USA - Phone: 610-948-5100 — Fax: 610-948-5101

Contact:	Jake Elguicze Senior Director, Investor Relations 610-948-2836

FOR IMMEDIATE RELEASE	December 17, 2008

TELEFLEX TO CONSOLIDATE COMMERCIAL SEGMENT OPERATIONS
Company Reaffirms Full Year 2008 Outlook

LIMERICK, PA – Teleflex Incorporated (NYSE: TFX) announced the initiation of a program to consolidate operations in its Commercial Segment to address an expectation of continued weakness in the marine and industrial markets. The company expects these actions will result in restructuring and restructuring related charges in the range of $10 million to $12 million before income taxes by the end of 2009, of which about 50% will be non-cash. This includes a charge of approximately $2 million planned for the fourth quarter of 2008.

In connection with this restructuring program, which is expected to be completed by the end of 2009, the company will consolidate manufacturing and distribution, eliminate approximately 150 net positions and exit certain product lines in the Commercial Segment with 2008 revenues of approximately $15 million. These actions are expected to generate annualized pre-tax savings of $4 million to $5 million beginning in 2010.

Jeffrey P. Black, Chairman and Chief Executive Officer, stated “Overall, Teleflex has performed well and remains on track to achieve the top end of our previously-stated guidance for full year 2008 earnings per share, excluding special charges. At the same time, it is important that we continue to adjust our businesses to reflect the expected impact of economic conditions on our customers and markets. These investments are necessary to better position the Commercial Segment to serve our customers in the years ahead.”

The company has provided full year 2008 guidance from continuing operations of $3.90 to $4.00 per diluted share, excluding special charges. Special charges for 2008 are now expected to be in the range of $0.53 to $0.56 per diluted share. Earnings per share, including special charges, is expected to be in the range of $3.34 to $3.47 per diluted share.

About Teleflex Incorporated

Teleflex is a diversified company that designs, manufactures and distributes quality engineered products and services for the medical, aerospace and commercial markets worldwide. The company employs approximately 14,000 people worldwide who focus on providing innovative solutions for customers. Additional information about Teleflex can be obtained from the company’s website at www.teleflex.com.

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Caution Concerning Forward-looking Information
This press release contains forward-looking statements, including, but not limited to, statements relating to expected restructuring charges planned for the fourth quarter of 2008 and the full year 2009, savings to be generated by these actions, our forecast of diluted earnings per share from continuing operations excluding special charges; expected range of special charges for 2008; and our forecast of diluted earnings per share including special charges.  Actual results could differ materially from those in these forward-looking statements due to, among other things, unanticipated expenditures in connection with the initiatives; costs and length of time required to comply with legal requirements applicable to certain initiatives; unanticipated difficulties in connection with consolidation of manufacturing and administrative functions; conditions in the end markets we serve, our ability to achieve sales growth, price increases or cost reductions; our ability to realize efficiencies; changes in material costs and surcharges; unanticipated difficulties, expenditures and delays in connection with the integration of Arrow International or our resolution of issues related to the FDA corporate warning letter issued to Arrow; our ability to meet our debt obligations; changes in general and international economic conditions and other factors described in Teleflex’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K.

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